                                                                  EXHIBIT (d)(3)

                                ESCROW AGREEMENT


          THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of August 10, 2001 by and among SB Acquisition, Inc., a Delaware corporation ("Parent"), Buy.com Inc., a Delaware corporation ("Company"), and First American Trust, as Escrow Agent, with its office at 421 N. Main Street, Santa Ana, California 92701 ("Escrow Agent").

                                R E C I T A L S

          WHEREAS, Parent, Company and, for the limited purposes stated therein, Scott A. Blum, have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 10, 2001, pursuant to which a wholly owned subsidiary of Parent will merge with and into Company and Company will thereafter become a wholly owned subsidiary of Parent;

          WHEREAS, simultaneously with the execution of the Merger Agreement,
Section 5.10 of the Merger Agreement provides that Parent shall deposit $2,800,000 (the "Escrow Amount") into an escrow account to be held until released pursuant to the terms hereof;

          WHEREAS, Parent desires to establish an escrow account on the terms and conditions set forth herein; and

          WHEREAS, the parties hereto desire to appoint Escrow Agent to receive the Escrow Amount; to hold and invest said Escrow Amount, together with any interest or other income earned thereon; and to disburse said Escrow Amount, together with any interest or other income earned thereon, in accordance with the terms set forth herein, and Escrow Agent has agreed to act as such upon the terms, covenants and conditions hereinafter set forth;

                               A G R E E M E N T

          NOW, THEREFORE, in consideration of the premises above, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

          1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

          2. Deposit of Escrow Amount. Parent, simultaneously with the execution and delivery of this Agreement, is transferring to Escrow Agent, in accordance with Section 5.10 of the Merger Agreement, an amount in cash equal to $2,800,000.

          3. Escrow. Upon receipt of the Escrow Amount, Escrow Agent shall send notices to Parent and Company acknowledging receipt of such amount and shall hold, administer and dispose of the Escrow Amount pursuant to the terms of this Agreement (the "Escrow"). All rights associated with the Escrow Amount during the term of this Agreement, including any interest or other income attributable thereto, shall be exercised by Escrow Agent. Until such time as the Escrow Amount shall be distributed by Escrow Agent as provided herein, the Escrow Amount and all income and interest shall be invested and reinvested by Escrow Agent, in the name of Escrow Agent or its nominee, in money market treasury obligations.

          Escrow Agent shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

          4. Distribution of the Escrow Amount; Termination of the Escrow. The Escrow Amount and all income or interest earned thereon shall be distributed by Escrow Agent in accordance with the following:

              (a)   Closing of the Merger.  On the Closing Date and upon joint
                    ---------------------
written instruction from Parent and Company to Escrow Agent (the "Release Instructions"), Escrow Agent shall distribute to the Exchange Agent (as specified in the Release Instructions) the Escrow Amount, and shall distribute any interest or income earned thereon to Parent.

              (b)   Termination of Merger Agreement.  If the Merger Agreement is
                    -------------------------------
terminated for any reason and such fact has been certified to Escrow Agent in writing by Parent, Escrow Agent shall upon written instruction solely from Parent on the day that Escrow Agent receives such instruction and certification from Parent, distribute to Parent the Escrow Amount, including any interest or income earned thereon.

               (c)  Deadline for Closing.  If (i) no distribution has been made
                    --------------------
pursuant to Section 4(a) or 4(b) hereof prior to November 30, 2001 and (ii) Escrow Agent has not received joint written instructions from Parent and Company changing the date in this Section 4(c) or joint written instructions otherwise instructing Escrow Agent not to make the distribution contemplated by this
Section 4(c), Escrow Agent shall upon written instruction solely from Parent, distribute to Parent the Escrow Amount, including any interest or income earned thereon.

               (d)  Only Distributions; Termination of Escrow Upon Distribution.
                    -----------------------------------------------------------
No distribution of the Escrow Amount including any interest or income earned thereon shall be made other than to Parent or the Exchange Agent as set forth in
Section 4(a), 4(b) or 4(c) hereof. After a distribution has been made to Parent or the Exchange Agent pursuant to Section 4(a), 4(b) or 4(c) hereof, the Escrow and this Agreement shall terminate.

              (e)   Notice to Company.  In the event that Escrow Agent
                    -----------------
distributes the Escrow Amount hereunder, Escrow Agent agrees to provide notice thereof to Company as provided in Section 10 hereof. Except as set forth in
Section 4(a) hereof, nothing herein shall confer any right upon Company in or to the Escrow Amount or any interest or income earned thereon.

          5. Duties of Escrow Agent. Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person's obligations under any such document. Except as set forth in this Agreement, Escrow Agent shall not have any duties or responsibilities under any provision of any other agreement, including without limitation, the Merger Agreement.

          6. Liability of Escrow Agent; Withdrawal. Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its reasonable judgment, and may rely conclusively and shall be protected in acting upon any court order, reasonable advice of counsel chosen by Escrow Agent, or document executed by (i) with respect to Section 4(a), Parent and Company, or (ii) otherwise solely by Parent authorizing action (or inaction) in accordance with these instructions by Escrow Agent (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person(s). Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer of Escrow Agent unless it shall be proved that Escrow Agent was negligent in ascertaining the pertinent facts or acted intentionally in bad faith. Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to Escrow Agent signed by the proper party or parties and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto. Escrow Agent may delegate ministerial and record keeping responsibilities hereunder to its authorized agents.

          Each of Parent and Company agrees to indemnify Escrow Agent for, and to hold it harmless from and against, any loss, liability, claims, actions, damages or expenses (including reasonable expenses and disbursements of its counsel) incurred without gross negligence, bad faith or intentional misconduct on the part of Escrow Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any such claim or liability.

          In the event that Escrow Agent shall become involved in any arbitration or litigation relating to the Escrow, Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

          Escrow Agent (and any successor Escrow Agent) may at any time resign as such by giving five (5) business days' prior written notice to Parent and Company and delivering the Escrow Amount, including any income or interest earned thereon, to any successor Escrow Agent designated by Parent and Company in writing, or by any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. Prior to the effectiveness of such resignation, Parent and Company shall come to mutual agreement on a new Escrow Agent, which shall be a bank or national banking association. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day that is ten (10) days after the date of delivery of its written notice of resignation to Parent and Company. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Amount, including any interest or income earned thereon, until receipt of a designation of successor Escrow Agent or a written disposition instruction by Parent and Company or a final non-appealable order of a court of competent jurisdiction.

          7. Escrow Agent's Fee. Escrow Agent's fees shall be as set forth on Schedule A hereto, payable by the Company. Escrow Agent shall be entitled to reimbursement for any reasonable expenses or disbursements incurred in connection with the performance of Escrow Agent's obligations hereunder. Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction, except that Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its negligence or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of Escrow Agent.

          8. Inspection. All funds or other property held as part of the Escrow shall at all times be clearly identified as being held by Escrow Agent hereunder. Parent may at any time during Escrow Agent's business hours (with reasonable notice) inspect any records or reports relating to the Escrow.

          9. Accounting by Escrow Agent. Escrow Agent shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be reasonably required by Parent. Within five days after the removal or resignation of Escrow Agent, Escrow Agent shall deliver to Parent a written account of its administration of the Escrow from the date hereof to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Escrow as of the date of such removal or resignation.

          10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile transmission or mailed, certified or registered mail with postage prepaid:

          If to Parent:

               SB Acquisition, Inc.
               65 Enterprise
               Aliso Viejo, California  92656
               Fax:  (949) 330-6013
               Attention: Neel Grover

               with copies to:

               O'Melveny & Myers LLP
               610 Newport Center Drive
               Suite 1700
               Newport Beach, California 92660
               Fax: (949) 823-6994

               Attention:  David Krinsky, Esq.

          If to Company:

               Buy.com Inc.
               85 Enterprise
               Aliso Viejo, California
               Fax: (949) 389-2840
               Attention: Kevin F. Baxter, Esq.

          If to Escrow Agent:

               First American Trust
               421 N. Main Street
               Santa Ana, California 92701
               Fax: (714) 667-1613
               Attention: Elizabeth A. Markorth

          11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law.

          12. Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

          13. Modification. This Agreement may be amended or modified at any time by a writing executed by Parent, Company and Escrow Agent.

          14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          15. Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.

          16. Entire Agreement; Severability and Further Assurances. This Agreement and all exhibits and schedules attached hereto constitute the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                              SB ACQUISITION, INC.


                              By__________________________________
                              Name:  Scott A. Blum
                              Its:   President


                              BUY.COM INC.


                              By______________________________________
                              Name:
                              Its:


                              FIRST AMERICAN TRUST


                              By______________________________________
                              Name:
                              Its:


                              By_______________________________________
                              Name:
                              Its: